Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Matinas BioPharma Holdings, Inc. on Form S-8 to be filed on or about June 23, 2025 of our report dated April 15, 2025, on our audits of the consolidated financial statements as of December 31, 2024 and 2023 and for each of the years in the two-year period ended December 31, 2024, which report was included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, NJ

June 23, 2025